Filed Pursuant to Rule 433

Dated February 26, 2008

Registration Statement No. 333-139431

McDONALD’S CORPORATION

USD 500 Million 4.300% Medium-Term Notes, Series I, Due 2013

Summary of Terms

Issuer:	McDonald’s Corporation
Ratings:	A3 / A / A (Moody’s / Standard & Poor’s / Fitch)
Trade Date:	February 26, 2008
Settlement Date:	February 29, 2008
Maturity Date:	March 1, 2013
Security Description:	SEC-Registered Senior Unsecured Fixed Rate Medium-Term Notes, Series I
Total Principal Amount:	USD 500,000,000
Coupon:	4.300%
Issue Price:	99.835% of principal amount
Gross Spread:	0.500%
Price to Issuer:	99.335%
Yield to Maturity:	4.337%
Spread to Benchmark Treasury:	T+ 145 basis points
Benchmark Treasury:	2.875% 5-year note due January 31, 2013
Benchmark Treasury Yield:	2.887%
Coupon Payments:	Pays Semi-Annually on the 1st day of March and September, beginning September 1, 2008
Day Count:	30 / 360
Redemption Provision:	Callable at any time at a make-whole price of the greater of (a) 100% of the principal amount, or (b) discounted present value at Treasury Rate plus 25 basis points
Joint Bookrunners:	Banc of America Securities LLC Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. Incorporated
CUSIP:	58013MED2

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer or any agent participating in the offering will arrange to send you the prospectus if you request it by calling McDonald’s Corporation toll-free at 1-800-228-9623; Banc of America Securities LLC toll-free at 1-800-294-1322; Citigroup Global Markets Inc. toll-free at 1-877-858-5407; Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408; or Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649.